October 21, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by AGBA Acquisition Limited under Item 4.01 of its Form 8-K filed on October 21, 2020.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of AGBA Acquisition Limited contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp